UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-17616

                         Realty Parking Properties L.P.
             (Exact name of registrant as specified in its charter)

  300 East Lombard Street - Suite 1200, Baltimore MD 21202, phone 410-727-4083
   (Address and telephone number of registrant's principal executive offices)

                Assignee Units of Limited Partnership Interests
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the boxes to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

      X  Rule 12g-4(a)(1)(i)                X   Rule 12h-3(b)(1)(i)
         Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                   Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: -0-


     Pursuant to the requirements of the Securities Exchange Act of 1934, Realty Parking Properties L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  November 9, 2004         By:       /s/    Timothy M. Gisriel
                                      Timothy M. Gisriel
                                      Treasurer of the General Partner
                                      Realty Parking Company, Inc.